Exhibit 21.1

SUBSIDIARIES OF
PERIMETER SOLUTIONS, SA
As of December 31, 2023

Subsidiary	Jurisdiction of Formation
Perimeter Solutions SA	Grand Duchy of Luxembourg
Everarc Holdings LTD.	British Virgin Islands
SK Invictus Intermediate S.a.r.l	Grand Duchy of Luxembourg
SK Invictus Intermediate II S.a.r.l.	Grand Duchy of Luxembourg
SK Invictus Group S.a.r.l	Grand Duchy of Luxembourg
Invictus France S.A.S	France
Biogema S.A.S.	France
Invictus US Holdings LLC	Delaware
Perimeter Solutions North America Inc.	Delaware
Perimeter Solutions Inc.	Delaware
Perimeter Solutions Canada Ltd	Canada
Perimeter Solutions LLC	Delaware
Perimeter Solutions LP	Delaware
H&S Transport, LLC	Delaware
LaderaTech, Inc.	Delaware
River City Fabrication LLC	Delaware
Phosphorus Derivatives Inc.	Delaware
Invictus US LLC	Delaware
McWane Luxembourg IP S.a.r.l.	Grand Duchy of Luxembourg
Perimeter Solutions De GmbH	Germany
SK Invictus Spain Sociedad Limitada	Spain
Auxquimia S.A.U.	Spain
Solberg Scandinavian AS	Norway
Solberg Asia Pacific Pty Ltd	Australia
First Response Fire Rescue, LLC	Delaware
Horn Holdings, LLC	Delaware